 Filed with the Securities and Exchange Commission on March 29, 2010

Registration No. 333-120082

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

on

FORM S-1

to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JMG Exploration, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or jurisdiction of incorporation or organization)	1311 (Primary standard industrial classification code number)	20-1373949 (I.R.S. employer identification no.)

180 South Lake Ave.

Seventh Floor

Pasadena, CA 91101

(626) 792-3842

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Justin Yorke

Chief Executive Officer

180 South Lake Ave.

Seventh Floor

Pasadena, CA 91101

(626) 792-3842

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public:  This Post-Effective Amendment No. 3 on Form S-1 to Form SB-2 is being filed to deregister all of the warrants and common shares that remain unsold under the Registration Statement as of the date hereof.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b 2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company ☒

Deregistration of Warrants and Shares of Common Stock

JMG Exploration, Inc. (the “Registrant”) filed a Form SB-2 Registration Statement (333-120082) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on August 2, 2005. The Registration Statement included (1) our underwritten public offering of 2,185,000 units and (2) the resale of certain securities of the Company by our preferred shareholders and the registration of common shares issuable upon exercise of warrants held by our preferred shareholders.  Preferred stockholders were able to elect to convert each share of their preferred stock into one unit consisting of one share of common stock and one warrant to acquire one share of common stock at $4.25 per share. Therefore, the Registration Statement registered 2,185,000 shares of Common Stock, 2,185,000 warrants to acquire Common Stock at $5.00 per share and 2,185,000 shares of Common Stock underlying such warrants in connection with the unit offering. The Registration Statement also registered 1,950,000 shares of Common Stock underlying preferred stock, 1,950,000 shares of Common Stock underlying $4.25 warrant and 487,500 shares of Common Stock issuable upon exercise of warrants held by our preferred stockholders at $6.00 per share.

This post-effective amendment no. 3 on Form S-1 to Form SB-2 is filed solely for the purpose of withdrawing from registration the 1,763,802 warrants and 3,872,551 shares of common stock remaining unsold as of the date of this amendment no. 3, as follows:

•

1,763,802 $5.00 warrants and 1,763,802 shares of common stock issuable upon exercise of the warrants;

•

1,739,500 shares of common stock issuable upon exercise of $4.25 warrants; and

•

369,249 shares of common stock issuable upon exercise of $6.00 warrants.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it authorized this amendment No. 3 on Form S-1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the city of Pasadena, California on this 29th day of March 2010.

JMG Exploration, Inc.
By:	/s/ Justin Yorke
Justin Yorke
Chief Executive and Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated below on March 29, 2010.

Signature	Title
/s/ Justin W. Yorke	Chief Executive Officer, Chief Financial Officer, President and Director	March 29, 2010
Justin W. Yorke
/s/ Reuben Sandler, Ph.D.	Director	March 29, 2010
Reuben Sandler, Ph.D.
/s/ Thomas J. Jacobsen	Director	March 29, 2010
Thomas J. Jacobsen
/s/ Joseph W. Skeehan		March 29, 2010
Joseph W. Skeehan	Director